                        Consent of Independent Auditors

                                                                   Exhibit 23(b)

The Board of Directors
EDO Corporation


We consent to the inclusion in and the incorporation by reference in the registration statement on Form S-3 of EDO Corporation and Subsidiaries of our reports dated February 15, 2000, relating to the consolidated balance sheet of EDO Corporation and Subsidiaries as of December 31, 1999, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999, and related financial statement schedule, which reports appear herein and in or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of EDO Corporation and Subsidiaries. We also consent to the reference to our firm under the heading "Experts" in the registration statement on Form S-3.


KPMG  LLP
Melville, New York
September 20, 2001